Willis Group Holdings Public Limited Company
2012 Equity Incentive Plan

PERFORMANCE BASED RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS PERFORMANCE BASED RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), is made by and between Willis Group Holdings Public Limited Company and any successor thereto (the “Company”) and the individual (the “Associate”) who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator.
WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Performance-Based Restricted Share Units (as hereinafter defined) provided for herein to the Associate as an incentive for increased efforts during the Associate’s employment with the Company, its Subsidiaries (as defined in the Plan) or its Designated Associate Companies (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement;
NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS
Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.
Section 1.1- Adjusted Earnings for LTIP
“Adjusted Earnings for LTIP” shall mean Earnings Before Interest and Taxes plus income for associates and income for non-controlling interests; calculated on an actual currency basis, subject to adjustments.
Section 1.2 - Cause
“Cause” shall mean (i) the Associate’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries or Designated Associate Companies after having been provided reasonable notice of such failure and a period of at least ten days after the Associate’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Associate in connection with the Associate’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Associate to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Associate’s restrictive covenants and other obligations as provided in Schedule B to this Agreement (if applicable), in the Associate’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Associate and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Associate’s receipt of such notice.
Section 1.3 - Earned Date

“Earned Date” shall mean the date that the Committee certifies the attainment of the Performance Objectives.
Section 1.4 - Earned Performance Shares
“Earned Performance Shares” shall mean Shares subject to the PRSUs in respect of which the applicable Performance Objectives, as set out in Schedule C to the Agreement, have been achieved and shall become eligible for vesting and payment as set out in Section 3.2.
Section 1.5 - Grant Date
“Grant Date” shall mean the date set forth in a schedule to the Agreement or communicated to the Associate through his or her online account with the Company’s designated broker/stock plan administrator.
Section 1.6 - LTIP
“Long-Term Incentive Program” or “LTIP” is a program adopted calendar 2013 by the Committee under which equity awards and/or cash awards may be granted to certain eligible employees of the Willis Group.
Section 1.7 - Organic Commissions and Fees Growth for LTIP
“Organic Commissions and Fees Growth for LTIP” shall mean the growth in commissions and fees, including market driven income, calculated on a constant currency basis, as adjusted.
Section 1.8 - Performance-Based Restricted Share Units
“Performance Based Restricted Share Units” or “PRSUs” shall mean a conditional right to receive Shares, pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the attainment of certain Performance Objectives and the Associate’s continued employment through the Vesting Date.

Section 1.9 - Performance Period
“Performance Period” shall mean January 1, 2013 - December 31, 2015.
Section 1.10 - Performance Objectives
“Performance Objectives” shall mean the performance objectives based on Adjusted Earnings for LTIP and Organic Commissions and Fees Growth for LTIP that are set forth in Schedule C to this Agreement.
Section 1.11 - Plan
“Plan” shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.
Section 1.12 - Pronouns
The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.13 - Shares
“Shares” shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 each, which may be authorized but unissued.
Section 1.14 - Vesting Date
“Vesting Date” shall mean March 5, 2016; provided however, that if the Vesting Date falls on a date that the Company determines the Associate is not permitted to sell Shares on the open market for any reason, including under the Company’s Insider Trading Policy (or any successor policy), then the Vesting Date instead shall be the later of the first business day in the next occurring open “window period” applicable to the Associate or the next business day that the Company determines the Associate is not prohibited from selling Shares on the open market.

ARTICLE II
GRANT OF PERFORMANCE-BASED RESTRICTED SHARE UNITS

Section 2.1 - Grant of the Performance-Based Restricted Share Units
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement including any country-specific provisions set forth in Schedule A to this Agreement, and, if applicable, the restrictive covenants set forth in Schedule B to the Agreement, the Company hereby grants to the Associate the target number of PRSUs specified in a schedule to the Agreement or as stated in the Associate’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Associate is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B, the Associate agrees that the grant of PRSUs pursuant to this Agreement is sufficient consideration for the Associate entering into such agreement.
Section 2.2 - PRSU Payment
In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon settlement of the PRSUs must be fully paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the PRSUs is received by it on behalf of the Associate at the time the PRSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.
Section 2.3 - Employment or Service Rights
Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Associate under the terms of his office or employment with the Company, or any Subsidiary or Designated Associate Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. The PRSUs and the Associate’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company. The Associate hereby waives any and all rights to compensation or damages in consequence of his Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn or vest in his PRSUs as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments in PRSUs Pursuant to Change of Control or Similar Event, etc.
Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the PRSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the PRSUs; or (ii) the terms and conditions of the PRSUs (including without limitation, any applicable Performance Objectives with respect thereto). An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons.

Section 2.5 - Tax Withholding
The Associate acknowledges that, regardless of any action taken by the Company or, if different, Associate’s employer (the “Employer”) the ultimate liability for all Tax-Related Items related to the Associate’s participation in the Plan and legally applicable to the Associate or deemed by the Company or the Employer, in their discretion, to be an appropriate charge to the Associate even if legally applicable to the Company or the Employer, is and remains the Associate’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Associate further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Associate’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Associate is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Associate acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Associate agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Associate authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following (provided the Committee does not indicate that alternative (iii) is unavailable):

(i)	withholding from the Associate’s wages or other cash compensation paid to the Associate by the Company and/or the Employer; or

(ii)
withholding from proceeds of the sale of Shares issued upon vesting of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Associate’s behalf pursuant to this authorization without further consent); or

(iii)
withholding in Shares to be issued upon settlement of the PRSU unless the Committee, it its sole discretion, indicates that this method of withholding is not available prior to the applicable taxable or tax withholding event.

Provided, however, that if the Associate is an officer of the Company under Section 16 of the Exchange Act (“Section 16 Officer”), such Section 16 Officer is entitled to elect the method of withholding from alternatives (i) through (iii) above, provided, that the Committee does not indicate that alternative (iii) is unavailable.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Associate will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Associate is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Associate agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Associate’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Associate fails to comply with the Associate’s obligations in connection with the Tax-Related Items.

Section 2.6 - Clawback Policy
The Company may cancel all or part of the PRSUs or require payment by the Associate to the Company of all or part of any amount or Shares acquired by the Associate upon vesting and settlement of the PRSUs pursuant to the Company’s Clawback Policy, as stated in Section 10 of the Plan.

ARTICLE III

PERFORMANCE-BASED AND TIME-BASED VESTING REQUIREMENTS

Section 3.1 - Earned Performance Shares
(a)    Subject to Sections 3.1(b) through 3.1(c) below, the Shares subject to the PRSUs shall become Earned Performance Shares and shall become eligible to vest in accordance with the provisions of Section 3.2 as of the Earned Date to the extent the Committee determines (and based on the level of attainment) that the Organic Commissions and Fee Growth for LTIP Performance Goal (applicable to 50% of Target Number of Shares) and Adjusted Earnings for LTIP Performance Goal (applicable to 50% of Target Number of Shares) set forth in Schedule C to this Agreement are attained pursuant to Section 3.1(b).
(b)    As of the Earned Date, the Committee shall certify the attainment level of applicable Performance Objectives, and based on such certification, shall declare the number of Shares subject to the PRSUs that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 and Schedule C to this Agreement notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the PRSUs that will become Earned Performance Shares.
(c)    The Associate understands and agrees that the terms under which the PRSUs shall become Earned Performance Shares (as described in Section 3.1 above and in Schedule C) is confidential and the Associate agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Associate’s employment with the Company, its Subsidiaries or a Designated Associate Company, without the prior written consent of the Company.  The Associate’s failure to abide by this condition may result in the immediate cancellation of the PRSUs.
(d)    If, prior to the end of the Performance Period, (i) the Associate experiences a Termination of Service for reasons other than Cause, or (ii) there is a Change of Control, the Committee, may, in its sole discretion, deem the Performance Objectives to be attained at the level (not to exceed 100% of the target level) determined by the Committee as to all or part of the unearned Shares underlying the PRSUs and deem them to be Earned Performance Shares.
(e)    The Performance Objectives may be adjusted as the Committee, in its sole discretion, deems appropriate.
(f)    Any Shares subject to the PRSUs that are not declared by the Committee to be Earned Performance Shares on the Earned Date shall be forfeited immediately.
Section 3.2 - Vesting/Settlement
(a)Subject to the Associate’s continued employment with the Company or any Subsidiary or Designated Associate Company through the Vesting Date and Sections 3.2(b), 3.2(c), 3.2(e) and 3.2(g), the Earned Performance Shares shall vest on the Vesting Date and become payable in accordance with Section 3.2(h) below:
(b)    In the event of the Associate’s Termination of Service with the Company or any Subsidiary or Designated Associate Company, any unvested Earned Performance Shares will be forfeited immediately by the Associate, subject to, and except as otherwise specified in, and subject to the terms and conditions of, Section 3.2(c) below.

(c)    In the event of the Associate’s Termination of Service for reasons other than Cause, the Committee may, in its sole discretion accelerate the vesting of the PRSUs over Earned Performance Shares as to all or a portion of the Earned Performance Shares subject thereto. If no determination is made as of the Termination Date, then the Earned Performance Shares shall, to the extent not then vested, be immediately forfeited by the Associate.
(d)    Unless otherwise determined by the Committee, in its sole discretion, the Termination Date for purposes of this Section 3.2 and the Agreement will be the later of (i) the last day of the Associate’s active employment with the Company, its Subsidiaries or any Designated Associate Company or (ii) the last day of any notice period or garden leave, as provided for under the Associate’s employment or service contract or local law, provided, however, that in the case of U.S. taxpayers, the Termination Date shall mean a date that will allow the RSU to be exempt from Section 409A of the Code under the “short-term deferral exception.”

(e)    In the event of a Change of Control, the PRSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares without regard to whether the Earned Performance Shares are assumed or substituted by a successor company.

(f)    The Associate agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable schedules thereto.

(g)    The Committee may, in its sole discretion, cancel the PRSUs if the Associate fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in Section 3.2(g).

(h)    Earned Performance Shares that become vested in accordance with this Section 3.2 shall be delivered within one month following the Vesting Date or such earlier date that the Earned Performance Shares become vested on an accelerated basis pursuant to Section 3.2 hereof (which payment schedule is intended to comply with the “short-term deferral” exception from the application of Section 409A of the Code).

Section 3.3 - Conditions to Issuance of Shares
The Earned Performance Shares to be delivered hereunder shall be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the PRSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:
(a)     The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The Associate has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of United States resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of PRSUs does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.
Section 3.4 - Rights as Shareholder
The Associate shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the PRSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Associate.

Section 3.5 - Limitation on Obligations

The Company’s obligation with respect to the PRSUs granted hereunder is limited solely to the delivery to the Associate of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The PRSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Associate for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Associate (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Associate (or his designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE PRSUs

Section 4.1 - Nature of Award
In accepting the PRSUs, the Associate acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the PRSU award is voluntary and occasional and does not create any contractual or other right to receive future PRSU awards, or benefits in lieu of PRSU awards, even if PRSUs have been granted in the past;
(c)all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Associate’s participation in the Plan is voluntary;
(e)the PRSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
(f)the PRSUs and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the PRSUs is unknown, indeterminable, and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs or the underlying Shares resulting from the Associate’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Associate is employed or the terms of his employment agreement, if any), and in consideration of the PRSU award to which the Associate is otherwise not entitled, the Associate irrevocably agrees never to institute any claim against the Company, any Subsidiary or Designated Associate Company or the Employer, waives the Associate’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries or Designated Associate Companies and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)unless otherwise provided in the Plan or by the Company in its discretion, the PRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(j)if the Associate is providing services outside the United States the Associate acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Associate’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Associate pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

Section 4.2 - No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Associate’s participation in the Plan, the issuance of Shares upon vesting of the PRSUs or sale of the Shares. The Associate is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE V
DATA PRIVACY NOTICE AND CONSENT
Section 5 - Data Privacy
(a)    The Associate hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Associate’s personal data as described in this Agreement and any other PRSU materials (“Data”) by and among, as applicable, the Employer, the Company, its Subsidiaries and Designated Associate Companies for the exclusive purpose of implementing, administering and managing the Associate’s participation in the Plan.
(b)    The Associate understands that the Company and the Employer may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Associate’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)    The Associate understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Associate understands that the recipients of the Data may be located in the Associate’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Associate’s country. The Associate understands that, if he lives outside of the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Associate authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Associate understands that Data will be held only as long as is necessary to implement, administer and manage the Associate’s participation in the Plan. The Associate understands that if he resides outside the United States, he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, the Associate understands that he is providing the consents herein on a purely voluntary basis. If the Associate does not consent, or if the Associate later seeks to revoke his consent, his employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Associate’s consent is that the Company would not be able to grant the Associate PRSUs or other equity awards or administer or maintain such awards. Therefore, the Associate understands that refusing or withdrawing his consent may affect the Associate’s ability to participate in the Plan. For more information on the consequences of the Associate’s refusal to consent or withdrawal of consent, the Associate understands that he may contact his local human resources representative.

ARTICLE VI
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 6 - Restrictive Covenants and Other Obligations
In consideration of the grant of PRSUs, the Associate shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B. In the event the Associate does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the PRSUs. If no such agreement is required, Schedule B shall state none or not applicable.
ARTICLE VII
MISCELLANEOUS
Section 7.1 - Administration
The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the PRSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 7.2 - PRSUs Not Transferable
Neither the PRSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Associate or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.
Section 7.3 - Binding Effect
The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 7.4 - Notices
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis Group Limited
51 Lime Street
        London England EC3M 7DQ
Attention: Share Plans

and any notice to be given to the Associate shall be at his or her address.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Associate shall, if the Associate is then deceased, be given to the Associate’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Associate resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.
Section 7.5 - Titles
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 7.6 - Applicability of Plan
The PRSUs and the Shares underlying the PRSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the PRSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 7.7 - Amendment
This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 7.8 - Governing Law
This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.

Section 7.9 - Jurisdiction

The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10 - Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Associate hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Associate accepts the electronic signature of the Company.

Section 7.11 - Language
If the Associate has received this Agreement, or any other document related to the PRSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 7.12 - Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 7.13 - Schedule A
The PRSUs shall be subject to any special provisions set forth in Schedule A for the Associate’s country of residence, if any. If the Associate relocates to one of the countries included in Schedule A during prior to the vesting of the PRSUs, the special provisions for such country shall apply to the Associate, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.
Section 7.14 - Imposition of Other Requirements
The Company reserves the right to impose other requirements on the PRSUs and the Shares acquired upon vesting of the PRSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Associate to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 7.15 - Waiver
The Associate acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Associate or any other Participant of the Plan.

Section 7.16 - Counterparts.
This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
Section 7.17 - Code Section 409A.
For purposes of United States taxpayers, it is intended that the terms of the PRSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Associate to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Associate, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the PRSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Willis Group based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the PRSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Company

shall not under any circumstances have any liability to the Director or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
By the Associate’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Associate’s online account with the Company’s designated broker/stock plan administrator, the Associate and the Company have agreed that the PRSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY /s/ Adam Rosman Name: Adam Rosman Title: Group General Counsel

Schedule A
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance and Time-Based Restricted Share Units)

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

Terms and Conditions
This Schedule A includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Associate under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Associates applicable Time-Based Restricted Share Unit Agreement or Performance-Based Restricted Share Unit Agreement (collectively referred to as the “Agreement”) if the Associate resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Associate’s country as of November 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Associate not rely on the information noted herein as the only source of information relating to the consequences of the Associate’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Associate with any tax advice with respect to the RSUs. The information provided below may not apply to the Associate’s particular situation, and the Company is not in a position to assure the Associate of any particular result. Accordingly, the Associate is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Associate’s country apply to the Associate’s situation.

Finally, if the Associate is a citizen or resident of a country other than the one in which the Associate is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Associate, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Associate.

ARGENTINA

Notifications

Securities Law Information
Neither the RSUs nor the Shares underlying the RSUs are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information
If the Associate transfers proceeds from the sale of Shares or the receipt of any dividends paid on such Shares into Argentina within ten (10) days of receipt (i.e., the proceeds have not been held in the offshore bank or brokerage account for at least ten (10) days prior to transfer), the Associate must deposit 30% of the proceeds into a non-interest bearing account in Argentina for 365 days. If, however, the Associate has satisfied the ten-day holding obligation, the Argentine bank handling the transaction may still request certain documentation in connection with his or her request to transfer proceeds into Argentina, including evidence of the sale or dividend payment and proof that no funds were remitted out of Argentina to acquire the Shares. If the bank determines that the ten-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that

30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. The Associate should consult with his or her personal legal advisor regarding any exchange control obligations the Associate may have in connection with participation in the Plan.

Tax Reporting Information
The Associate must report any Shares acquired and held by him or her on December 31 of each year on his or her annual tax return for that year. In addition, certain periodic reporting obligations also apply; specifically, when the Associate acquires, sells, transfers or otherwise disposes of Shares, the Associate must register the transaction with the Federal Tax Administration through its website (www.afip.gov.ar). The Associate must complete the online registration within 10 business days of the relevant transaction.

AUSTRALIA

Notifications

Securities Law Information
If the Associate acquires Shares under the Plan upon the vesting of the RSUs and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Associate should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BELGIUM

Notifications

Tax Reporting Information
The Associate is required to report any taxable income attributable to the vesting of the RSUs on his or her annual tax return. In addition, the Associate is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BERMUDA

There are no country-specific provisions.

Brazil

Terms and Conditions

Compliance with the Law
In accepting the grant of the RSUs, the Associate acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the RSUs and the sale of the Shares acquired under the Plan.

Notifications

Exchange Control Information
If the Associate holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

CANADA

Terms and Conditions

RSU Payment
This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.

Vesting Schedule and Forfeiture Provisions
This provision supplements Section 3.1 of the Time-Based Restricted Share Unit Agreement and Section 3.2 of the Performance-Based Restricted Share Unit Agreement:

In the event of the Associate’s Termination of Service (whether or not in breach of contract or local labor laws), the Associate’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date the Associate receives notice of termination of the Associate’s employment from the Company or the Employer, or (2) the Termination Date defined in the Agreement regardless of any notice period or period of pay in lieu of such notice required under Canadian provincial employment law or under any employment agreement (including but not limited to statutory law, regulatory law and/or common law). The Committee shall have the exclusive discretion to determine when the Associate has ceased to provide services and the Termination Date for purposes of the Agreement.

The Following Provisions Apply for Associates Resident in Quebec:

Language Consent
The parties acknowledge that it is their express wish that the Agreement, including this Schedule A, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy
This provision supplements Article V of the Agreement:

The Associate hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Associate further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Associate further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Associate’s employee file.

Notifications
Securities Law Information

The Associate is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
Tax Reporting Information
The Associate is required to report any foreign property (including RSUs and Shares) on form T1135 (Foreign Income Verification Statement) if the total fair market value of the Associate’s foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year.

CHILE

Terms and Conditions
Nature of Grant
The following provisions replace Sections 4.1(a) and (b) of the Agreement if the Associate is granted Performance-Based RSUs:
The Associate’s right to participate in and receive benefits under the Plan is conditioned upon meeting the requirements established by the Committee. The performance-based RSUs are a discretionary award that the Company has granted to benefit key employees of the Company and its Subsidiaries in 2013. The Committee may or may not offer this or similar grants to employees in the future, and should it offer such a grants, the Committee may decide that the Associate may or may not be eligible to participate. Should the Company offer additional programs or benefits to the Associate, it will communicate its decision to the Associate in a timely manner. Accordingly, the parties to the Agreement acknowledge that the benefits, if any, derived from the performance-based RSUs under the Plan refer exclusively to the Associate’s activities during the Performance Period (i.e., the 2013 calendar year).
Further, the RSUs shall become an Earned Performance Shares as of the Earned Date upon the attainment of the pre-determined Performance Objectives set out in Targets 1 and 2 in Schedule C to the Performance-Based RSU Agreement. The determination of whether or not such predetermined Performance Objectives have been attained, in whole or in part, shall be exclusively that of the Committee.
To vest in any performance-based RSUs and receive Earned Performance Shares, the Associate’s employment contract must be in full force and effect at the time of vesting as set forth in Section 3.2 of the Agreement. In the event the Associate terminates employment prior to the settlement date and is not otherwise entitled to an accelerated vesting under Section 3.2(b)-(c), the Associate understands and agrees that all rights to the performance-based RSUs and the Shares thereunder shall be forfeited the date his employment contract is no longer in force, notwithstanding the Associate’s rendering of services or other contributions over the Performance Period or thereafter.
The performance-based RSUs and the Shares issued at vesting of the performance-based RSUs shall not be considered as part of the Associate’s remuneration for purposes of determining the calculation base of future indemnities, whether statutory or contractual, for years of service (severance) or in lieu of prior notice, pursuant to Article 172 of the Chilean Labor Code.
Notifications

Securities Law Information
Neither the Company nor Shares purchased under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control and Tax Reporting Information
The Associate is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends. However, if the Associate decides to repatriate such funds, he or she must do so through the Formal Exchange

Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. In such case, the Associate must report the payment to a commercial bank or registered foreign exchange office receiving the funds. The commercial bank or registered foreign exchange office will then submit an affidavit to the Central Bank within a day of receipt of the foreign currency.

If the Associate does not repatriate funds following the sale of Shares and such amounts are in excess of US $10,000, the Associate must comply with Chapter XII of the Foreign Exchange Regulations and must report the transaction directly to the Central Bank within 10 days.

If the Associate aggregates investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), he or she must report the investments to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Colombia

Terms and Conditions
Labor Law Acknowledgement
The Associate acknowledges that pursuant to Article 128 of the Colombia Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purposes.
Notifications

Exchange Control Information
Investments in assets located abroad (including Shares) are subject to registration with the Central Bank (Banco de la Republica) if the Associate’s aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment. Upon the sale of any Shares that are registered with the Central Bank, the Associate must cancel the registration by March 31 of the following year. The Associate may be subject to fines for failing to cancel such registration.

Denmark
Terms and Conditions
Stock Options Act
The Associate acknowledges that he or she received the below Employer Statement in Danish which sets forth the terms of his or her RSUs under the Act on Stock Options.

Notifications
Exchange Control and Tax Reporting Information
The Associate may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, the Associate is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Associate must file a Declaration V (Erklaering V) with the Danish Tax Administration. The Declaration V must be signed by the Associate and may be signed by the bank/broker. In the event that the applicable broker or bank with which the safety-deposit account is held does not sign the Declaration  V, the Associate acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting and held in such account to the Danish Tax Administration as part of the Associate’s annual income tax return. By signing the Form V, the Associate authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/SKAT.aspx?oId=90030&vId=0.

In addition, when the Associate opens a deposit account or a brokerage account other foreign bank for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Associate must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Associate and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Associate acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Associate’s annual income tax return. By signing the Declaration K, the Associate authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/SKAT.aspx?oId=73346&vId=0.

SPECIAL NOTICE FOR PARTICIPANTS IN DENMARK
EMPLOYER STATEMENT
Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the “Act”), the participant (the “Participant”) is entitled to receive the following information regarding Willis Group Holdings Public Limited Company’s (the “Company’s”) offering of time-based or performance-based share options (“Options”) and/or time-based or performance-based restricted share units (“RSUs” and collectively with Options, “Awards”) under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “Plan”) in a separate written statement.
This statement contains information mentioned in the Stock Option Act. Additional terms and conditions of the Awards are described in detail in the Plan, the Participant’s applicable award agreement (including any Schedules thereto) and any other grant materials, which have been made available to the Participant (the “Award Documents”). In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the Award Documents, this Employer Statement shall prevail. Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the Plan or the Participant’s applicable Award Documents.
1.    Grant Date
The grant date of an Award is the date that the Committee, or an authorized delegatee, approved the grant of an Award for the Participant and determined it would be effective.
2.    Terms or conditions for grant of Awards
The grant of Awards under the Plan is made at the sole discretion of the Committee. The Committee has very broad powers to determine who will receive Awards and when, and to set the terms of the Awards. The Company may decide, in its sole discretion, not to make any grants of Awards to the Participant in the future. Under the terms of the Award Documents, the Participant has no entitlement or claim to receive future Awards.
3.    Exercise/Vesting Date or Period
The Participant’s Awards shall vest over time and/or upon achievement of certain performance criteria, provided that the Participant continues as an employee of the Company, its Subsidiaries or a Designated Associate Company, unless otherwise affected by the Act. The exact vesting conditions applicable to the Participant’s applicable Award will be set forth in his or her applicable Award Documents. A vested Option is generally exercisable any time after vesting and before the Option terminates or expires, except as otherwise provided in the Participant’s applicable Award Documents.
4.    Exercise Price/Purchase Price

During the exercise period, an Option can be exercised to purchase Shares in the Company at a price corresponding to the Exercise Price per Share underlying the Option, as determined by the Committee, which generally shall not be less than 100% of the Fair Market Value of the Company’s Shares on the grant date.
The purchase price for RSUs shall be the Nominal Value ($0.000115) per Share underlying the RSUs. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSUs is received by it on behalf of the Participant at the time the RSUs vest from a non-Irish Subsidiary or other source.
5.    Rights upon Termination of Employment
Pursuant to the Act, the treatment of the Participant’s Award rights upon termination of his or her employment with the Company, its Subsidiaries or a Designated Associate Company will be determined under Sections 4 and 5 of the Act unless the terms contained in the Award Documents are more favorable to the Participant than Sections 4 and 5 of the Act. If the terms contained in the Award Documents are more favorable to the Participant, then such terms will govern the treatment of the Participant’s Award rights upon a termination of employment.
6.    Financial Aspects of Awards
The offering of Awards has no immediate financial consequences for the Participant. The value of the Shares the Participant acquires under the Plan is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.
Shares are financial instruments and investing in shares will always have financial risk. The possibility of profit at the time the Participant sells his or her Shares will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things. In addition, in the case of Options, if the Participant exercises his or her Option and purchase Shares, the Shares could decrease in value even below the exercise price.
Willis Group Holdings Public Limited Company
SÆRLIG MEDDELELSE TIL DELTAGERE I DANMARK
ARBEJDSGIVERERKLÆRING
I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold (“Aktieoptionsloven”) er deltageren (“Deltageren”) berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende Willis Group Holdings Public Limited Companys (“Selskabets”) tildeling af tids- eller performancebaserede aktieoptioner (“Optioner”) og/eller tids- eller performancebaserede betingede aktieenheder (restricted stock units (“RSU’er”) - disse og Optionerne er samlet benævnt “Tildelinger”) i henhold til Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (“Ordningen”).
Denne erklæring indeholder de oplysninger, der er nævnt i Aktieoptionsloven. De øvrige vilkår og betingelser for Tildelingerne er nærmere beskrevet i Ordningen, i den for Deltageren gældende aftale om tildeling (inklusive eventuelle Tillæg dertil) og det øvrige tildelingsmateriale, som er blevet udleveret til Deltageren (“Tildelingsdokumenterne”). I tilfælde af uoverensstemmelse mellem en bestemmelse i denne Arbejdsgivererklæring og bestemmelserne i Tildelingsdokumenterne har denne Arbejdsgivererklæring forrang. Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i Ordningen eller i de for Deltageren gældende Tildelingsdokumenter.
1.    Tildelingstidspunkt
Tidspunktet for Tildeling er den dag, hvor Udvalget, eller en behørigt godkendt delegeret, godkendte en Tildeling til Deltageren og besluttede, at den skulle træde i kraft.

2.    Vilkår for Tildelinger
Tildelinger i henhold til Ordningen sker alene efter Udvalgets skøn. Udvalget har meget vide beføjelser til at bestemme, hvem der kan modtage Tildelinger og hvornår, og til at fastsætte betingelserne for Tildelingerne. Selskabet kan frit vælge fremover ikke at give Deltageren Tildelinger. I henhold til Tildelingsdokumenterne har Deltageren ikke ret til eller krav på at modtage Tildelinger i fremtiden.
3.    Udnyttelses-/modningstidspunkt eller -periode
Deltagerens Tildelinger modnes over tid og/eller ved opfyldelse af visse performance-kriterier, forudsat at Deltageren stadig er ansat i Selskabet, dets Datterselskaber, medmindre andet følger af Aktieoptionsloven. De nærmere modningsbetingelser, som gælder for Tildelingen til Deltageren, fremgår af de for Deltageren gældende Tildelingsdokumenter. Modnede Optioner kan generelt udnyttes på et hvilket som helst tidspunkt efter modningen, så længe de ikke er opsagt eller udløbet, medmindre andet fremgår af de for Deltageren gældende Tildelingsdokumenter.
4.    Udnyttelseskurs/købskurs
I udnyttelsesperioden kan Optionerne udnyttes til køb af Aktier i Selskabet til en kurs, der svarer til Udnyttelseskursen pr. underliggende Aktie, som fastsat af Udvalget, almindeligvis ikke under 100 % af Markedskursen på Aktier i Selskabet på tildelingstidspunktet.
Købskursen for RSU’er er nominel værdi ($0,000115) pr. underliggende Aktie. Udvalget skal sikre, at betaling af nominel værdi for enhver Aktie, der underligger RSU’er, er modtaget af Udvalget på Deltagerens vegne på det tidspunkt RSU’erne modnes fra et ikke-irsk Datterselskab eller anden kilde.
5.    Retsstilling i forbindelse med fratræden
I henhold til Aktieoptionsloven vil retten til Tildelingerne i tilfælde af, at Deltagerens ansættelse i Selskabet, dets Datterselskaber ophører, blive behandlet i overensstemmelse med Aktieoptionslovens §§ 4 og 5, medmindre vilkårene i Tildelingsdokumenterne er mere fordelagtige for Deltageren end §§ 4 og 5 i Aktieoptionsloven. Hvis vilkårene i Tildelingsdokumenterne er mere fordelagtige for Deltageren, vil det være disse vilkår, der er gældende for, hvordan Deltagerens ret til Tildelinger behandles i forbindelse med fratræden.
6.    Økonomiske aspekter ved Tildelinger
Tildelingerne har ingen umiddelbare økonomiske konsekvenser for Deltageren. Værdien af de Aktier, som Deltageren erhverver i henhold til Ordningen, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige, vederlagsafhængige ydelser.
Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Muligheden for en gevinst på det tidspunkt, hvor Deltageren sælger sine Aktier, afhænger ikke alene af Selskabets økonomiske udvikling, men også af bl.a. den generelle udvikling på aktiemarkedet. For så vidt angår Optioner, gælder det desuden, at hvis Deltageren udnytter Optionerne og køber Aktier, vil værdien af Aktierne kunne falde til en værdi, der måske endda ligger under udnyttelseskursen.
Willis Group Holdings Public Limited Company
DUBAI/UAE
Notifications
Securities Law Information
The RSUs granted under the Plan is being offered only to eligible employees of the Company and its Subsidiaries or Designated Associate Companies or the Employer and is in the nature of providing equity incentives to eligible employees of the Company, a Subsidiary, a Designated Associate Company or the Employer. Any documents related to the RSUs, including the Plan, the Agreement (including the Schedules thereto) and any other grant documents (“Grant Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Grant Documents and have not approved the Grant Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The Associate is aware that the Associate should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Associate acknowledges that if he does not understand the contents of the Grant Documents, the Associate should consult an authorized financial advisor.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent
By accepting the RSUs, the Associate confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Schedule A) which were provided in English language. The Associate accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe A) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications
Tax Information
The RSUs are not granted under the specific tax and social security regime under Section L.225 177 to L.225 186-1 of the French Commercial Code, as amended.

Exchange Control Information
If the Associate maintains a foreign bank account, the Associate is required to report such to the French tax authorities when filing his or her annual tax return.

Germany

Notifications

Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Associate receives a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the Associate is responsible for obtaining the appropriate form from a German bank and complying with the applicable reporting requirements.

Hong Kong

Terms and Conditions

RSU Payment
This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan, the Grant Notice or the Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the Award be paid to Participant in the form of cash.

Conditions to Issuance of Shares
This provision supplements Section 3.2 of the Time-Based Restricted Share Unit Agreement and Section 3.3 of the Performance-Based Restricted Share Unit Agreement:

Notwithstanding anything contrary in the Agreement or the Plan, in the event the RSUs vest and Shares are issued to the Associate within six months of the Grant Date, the Associate agrees that the Associate will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

Securities Warning:
The RSU Award and the issuance of Shares upon vesting of the RSUs do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Agreement, Plan, and other communication materials that the Associate may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company and its Subsidiaries and may not be distributed to any other person. The Associate is advised to exercise caution in relation to the offer. If the Associate is in any doubt about any of the contents of the Agreement, Plan or any other communication materials, the Associate should obtain independent professional advice.

Notifications

Nature of Scheme
The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Notifications

Exchange Control Information
The Associate must repatriate the proceeds from the sale of Shares and any dividends or dividend equivalents received in relation to the Shares to India within a reasonable amount of time (i.e., within 90 days after receipt). The Associate must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Associate’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset Reporting Information
The Associate is required to declare his or her foreign bank accounts and any foreign financial assets (including Shares held outside India) in his or her annual tax return. It is the Associate’s responsibility to comply with this reporting obligation and the Associate should consult with his or her personal tax advisor in this regard.

IRELAND

Terms and Conditions

RSU Payment
This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.

Notifications

Director Reporting Obligation
If the Associate is a director, shadow director A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.
or secretary of the Company or an Irish Subsidiary, he or she must notify the Company or the Irish Subsidiary, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

Italy

Terms and Conditions

Data Privacy
This provision replaces the Article V of the Agreement:

The Associate understands that the Company and the Employer are the Privacy Representative of the Company in Italy and may hold certain personal information about the Associate (“Personal Data”), including, but not limited to, the Associate’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary or Designated Associate Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Associate’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Associate also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Associate’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Associate’s ability to participate in the Plan. The Associate understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by Morgan Stanley Smith Barney or any other data processor appointed by the Company. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Associate understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Associate further understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Associate’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley Smith Barney or other third party with whom the Associate may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal

Data in electronic or other form, for the purposes of implementing, administering and managing the Associate’s participation in the Plan. The Associate understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Associate understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Associate’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Associate understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, the Associate has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Associate should contact the Employer. Furthermore, the Associate is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Associate’s human resources department.

Plan Document Acknowledgement
The Associate acknowledges that the Associate has read and specifically and expressly approves of the following sections of the Agreement: Article I: Definitions, Article II: Grant of the Restricted Share Units; Article III: Period of Vesting; Article IV: Additional Terms and Conditions of the RSU; Article VI: Agreement for Restrictive Covenants and Other Obligations; Section 7.2: RSUs Not Transferable; Section 7.7: Amendment, Section 7.8: Governing Law; Section 7.9: Jurisdiction, Section 7.10: Electronic Delivery and Acceptance; Section 7.11: Language; Section 7.12: Severability, Section 7.13: Schedule A; Section 7.14: Imposition of Other Requirements; Section 7.15: Waiver; the Data Privacy section of this Schedule A; Schedule B and; any other terms and conditions set forth in the schedules to this Agreement (including performance targets set forth in Schedule C to any Performance-Based RSU Agreement).

Notifications

Exchange Control Information
The Associate is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year if such investments (including cash, Shares) combined with other foreign assets exceeds €10,000; and (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Associate’s foreign investments or investments held outside of Italy to the extent the overall amount exceeds €10,000. The Associate is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Associate’s behalf.

Tax on Foreign Financial Assets
A tax on the value of the financial assets held outside of Italy by individuals resident of Italy is levied at an annual rate of 1.5 per thousand (0.15%).  The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year.

Japan

Notifications

Foreign Asset Reporting Information
Pursuant to a new law, the Associate will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Associate should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the Associate will be required to report details of his or her outstanding RSUs, as well as Shares, in the report.

Mexico

Terms and Conditions

The following provisions supplement Sections 2.2 and 4.1 of the Agreement:

Modification
By accepting the RSUs, the Associate understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement
The RSUs grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with offices at 51 Lime Street, London EC3M, 7DQ, England, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the RSUs does not, in any way, establish an employment relationship between the Associate and the Company since the Associate is participating in the Plan on a wholly commercial basis and the sole employer is Willis México Retail, nor does it establish any rights between the Associate and the Employer.

Plan Document Acknowledgment.
By accepting the RSUs, the Associate acknowledges that the Associate has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, the Associate further acknowledges that the Associate has read and specifically and expressly approves the terms and conditions in Sections 2.2 and 4.1 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company, any Subsidiary or Designated Associate Company and the Employer are not responsible for any decrease in the value of the Shares acquired upon vesting of the RSUs.

Finally, the Associate hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Associate’s participation in the Plan and therefore grant a full and broad release to the Employer, the Company and Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Condiciones y duración

Sin derecho a reclamo o compensación: La siguiente sección complementa la Sección 2.2 y 4.1 de este Acuerdo:

Modificación: Al aceptar las Unidades de Acción Restringida, el Asociado entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.

Declaración de Política: El otorgamiento de Unidades de Acción Restringida que la Compañía realiza bajo este Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin responsabilidad alguna hacia el Asociado.

La Compañía, con oficinas en 51 Lime Street, Londres EC3M, 7DQ, Inglaterra es la única responsable de la administración del Plan y de la participación en el mismo, el otorgamamiento de Unidades de Acción Restringida no establece de forma alguna una relación de trabajo entre el Asociado y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Willis México Retail, así como tampoco establece ningún derecho entre el Asociado y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar las Unidades de Acción Restringida , el Asociado reconoce que ha recibido copias del Plan, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Además, el Asociado reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, y/o cualquier Subsidiaria no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través del conferimiento de Unidades de Acción Restringida.

Finalmente, el Asociado declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, sus Subsidiariascon respecto a cualquier demanda que pudiera originarse en virtud de los Plan.

Netherlands

Notifications

Securities Law Information
The Associate should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired under the Plan. In particular, the Associate may be prohibited from effectuating certain transactions if the Associate has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary or Designated Associate Company in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at a Subsidiary or Designated Associate Company in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Associate has such inside information.

If the Associate is uncertain whether the insider-trading rules apply to him or her, the Associate should consult his or her personal legal advisor.

NORWAY

There are no country-specific provisions.

PERU

Notifications

Securities Law Information
The RSU Award is considered a private offering in Peru; therefore, it is not subject to registration.

Portugal

Terms and Conditions

Language Consent
The following provision supplements Section 7.11 of the Agreement:

The Associate hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Notifications

Exchange Control Information
If the Associate acquires Shares under the Plan and does not hold the Shares with a Portuguese financial intermediary, he or she must file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for the Associate.

Singapore

Notifications

Securities Law Information
The RSUs are being granted to the Associate pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Associate should note that such RSU is subject to section 257 of the SFA and the Associate will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSU unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation
If the Associate is a director, associate director or shadow director of a Singapore Subsidiary or Designated Associate Company, the Associate is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary or Designated Associate Company in writing when the Associate receives an interest (e.g., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Associate must notify the Singapore Subsidiary or Designated Associate Company when the Associate sells any Shares (including when the Associate sells the Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Associate’s interests in the Company or any related company within two days of becoming a director.

Insider Trading Information
The Associate should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider-trading rules, the Associate is prohibited from selling Shares when he or she is in possession of information concerning the Company, which is not generally available and which the Associate knows or should know will have a material effect on the price of Shares once such information is generally available.

SOUTH AFRICA

Term and Conditions

Tax Reporting Information
By accepting the RSUs, the Associate agrees to notify his or her Employer of the amount of income realized at vesting of the RSUs. If the Associate fails to advise his or her Employer of the income at vesting, he or she may be liable for a fine. The Associate will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information
The Associate should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Associate is responsible for ensuring compliance with all exchange control laws in South Africa.

Spain

Terms and Conditions

Nature of Grant
This provision supplements Sections 2.2 and 4.1 of the Agreement:

In accepting the RSUs, the Associate acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Associate understands and agrees that, as a condition of the grant of the RSUs, except as provided for in Section 3.1 of the Agreement, the Associate’s Termination of Service for any reason (including for the reasons listed below) will automatically result in the forfeiture the RSUs and loss of the Shares that may have been granted to the Associate and that have not vested on the Termination Date.

In particular, the Associate understands and agrees that the RSUs will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a the Associate’s Termination of Service prior to vesting by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Associate understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Company, its Subsidiaries or a Designated Associate Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Willis Group on an ongoing basis. Consequently, the Associate understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any Subsidiary or Designated Associate Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Associate understands that the RSUs would not be granted to the Associate but for the assumptions and conditions referred to above; thus, the Associate acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSU Award granted to the Associate shall be null and void.

Notifications

Securities Law Information
The RSUs described in the Agreement and this Schedule A do not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs. The Agreement (including this Schedule A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information
The Associate must declare the acquisition of Shares under the Plan, for statistical purposes, to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competiveness. The Associate must declare the ownership of any Shares to the DGCI each January while the Shares are owned.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), the Associate must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. The Associate will need to provide the institution with the following information: (i) the Associate’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

Foreign Asset Reporting Information
Effective January 1, 2013, the Associate is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or shares made to the Associate by the Company or U.S. broker) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000.

Effective January 1, 2013, to the extent that the Associate holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, he or she will be required to report information on such rights and assets on his or her tax return (Form 720) for such year. After such rights and assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.

SWEDEN

There are no country-specific provisions.

Switzerland

Notifications

Securities Law Information
The RSU Award is considered a private offering in Switzerland; therefore, it is not subject to registration.

United Kingdom

Terms and Conditions

RSU Payment
This provision supplements Section 2.2 of the Agreement:

The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.

Tax Withholding Obligations
The following provisions supplement Section 2.5 of the Agreement:

The Associate agrees that if he or she does not pay or the Employer or the Company does not withhold from the Associate the full amount of Tax-Related Items that the Associate owes at vesting, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of the uncollected income tax shall constitute a loan owed by the Associate to the Employer. The Associate agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Associate, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Associate by the Employer, by withholding in Shares issued at vesting or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Associate. The Associate acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions (“NICs”) (including Employer NICs) at any time thereafter by any of the means referred to in Section 2.5 of the Agreement, although the Associate acknowledges that the Associate ultimately will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

Notwithstanding the foregoing, the Associate understands and agrees that if he or she is an officer or Director (as within the meaning of Section 13(k) of the Exchange Act), the Associate will not be eligible for such a loan to cover the income tax. In the event that the Associate is a Director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the Associate understands that the amount of any uncollected Tax-Related Items will constitute a benefit to him on which additional income tax and NICs (including Employer NICs) will be payable. The Associate understands and agrees that he will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any NICs due on this additional benefit.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information
Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceeds certain thresholds (depending on the Associate’s filing status) with the

Associate’s annual tax return. The Associate is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

SCHEDULE B
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);
Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country specific terms thereto), and this RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;

Whereas, the Cash Awards are subject to the applicable award agreement (including any country specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this RCA in order to be eligible to receive a Cash Award;

Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan and/or the award agreement applicable to the Participant’s Award (including any country specific terms thereto), and this RCA and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;

Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
Section 1 - Recitals

The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.

Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2	“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6
“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be an employed by Employer

2.12
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:

3.3.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3. 3.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or

3. 3.4    employ or engage or endeavour to employ or engage any Key Personnel.

3.4
To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5
Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA.  Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3. 6	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3
Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 - Miscellaneous

6.1
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant's online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ Adam Rosman
Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature: ___________________________________________

Print Name: __________________________________________

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);

Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country-specific terms thereto), and this Non-U.S. RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this non-U.S. RCA;

Whereas, the Cash Awards are subject to the applicable award agreement (including any country-specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this Non-U.S. RCA in order to be eligible to receive a Cash Award;

Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees such Award is subject to the terms and conditions set forth in the applicable Plan, the award agreement and this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
Section 1 - Recitals

The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.

Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co and Marsh Incorporated.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.6
“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11	“Plan” shall have the meaning set forth in the recitals.

2.12
“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.13
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.14
“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.15
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.16	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.17	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3
The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits.

3.4	The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.3.

3.5	The Participant shall not, for the Relevant Period, directly or indirectly:

3.5.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.5.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.5.4        employ or engage or endeavour to employ or engage any Key Personnel.

3.6
To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

4.2
The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

5.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.3
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

5.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.

Section 6 - Miscellaneous

6.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

6.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

6.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4	The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of

Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him and for or with whom the Participant intends to work within the Relevant Period.

6.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

6.7.	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ Adam Rosman
Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature: ___________________________________________

Print Name: __________________________________________